Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AutoNavi Holdings Limited

1.	The name of the Company is: AutoNavi Holdings Limited

2.	The Registered Office of the Company shall be at the offices of:

Corporate Filing Services Limited,

4th Floor, Harbour Center, P.O. Box 613, George Town,

Grand Cayman, Cayman Islands, British West Indies,

or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are as follows:

(i) (a)	To carry on the business of an investment company and to invest the available funds of the company or borrowed funds in things of whatsoever nature, whether income earning or otherwise, and whether within the Cayman Islands, or outside thereof, including but not limited to, the purchase, redemption, exchange or sale of certificates of deposit, savings accounts, precious stones and metals, currencies, leasehold and freehold properties developed or otherwise, puts and calls, options, commodities, futures, receivables, contractual rights and such other things as the company may from time to time determine.

(b)	To act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, retailers, wholesalers, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(c)	To carry on whether as principals, agent or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(d)	To do or carry on any other business which the company may from time to time determine.

(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and chooses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organize any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefore.

(vi)	To engage in or carry on any other lawful trade, business, or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company. In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object,, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2004 Revision), the Company shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company and to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to carry on any trade or business and generally to do all acts and things which, in the opinion of the company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

6.	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001, of which 460,000,000 are designated Ordinary Shares of par value US$0.0001 and 40,000,000 of which are designated Series A Preferred Shares of par value US$0.0001, each with power for the Company insofar as is permitted by law, to redeem any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be ordinary, preference or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as exempted:-

(a)	Its operations will be carried on subject to the provisions of Part VII of the Companies Law (2004 Revision)

(b)	The Company shall have no power to issue shares in Bearer form-

WE the several persons whose names and addresses are subscribed are desirous of being formed into a company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

DATED this

NAMES	Addresses and Descriptions of Subscribers	No of Shares Taken by Each Subscriber

N.D. Nominees Ltd By its duly authorised officer	P.O. Box 61, George Town (Nominee Company)	ONE

N.S. Nominees Ltd By its duly authorised officer	P.O. Box 61, George Town (Nominee Company)	ONE

Witness to the above signatures

M Harris, c/o Box 61 GT

Amended and Restated Memorandum of Association

of

AUTONAVI HOLDINGS LTD.

Schedule A

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SERIES A SHARES

1.1	SERIES A SHARES

The Series A Convertible Preferred Shares (“Series A Shares”) shall have the following rights:

(a)	Dividends. The holders of the Series A Shares shall be entitled to receive out of any funds legally available therefor, when, as and if declared by the Board of Directors of the Company (the “Board”), any dividend on the same basis as holders of Ordinary Shares (the “Ordinary Shares”) as if Series A Shares have been converted to Ordinary Shares (as adjusted for share splits, reclassifications and similar transactions) pari passu with holders of Ordinary Shares. No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless the holders of Series A Shares shall receive (on an as-converted basis) such dividend on the same basis as holders of Ordinary Shares pari passu with holders of Ordinary Shares.

(b)	Liquidation Preference.

(1)	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares, an amount per Series A Preference Share then held by such holders equal to US$1.00 per Series A Preference Share (as adjusted for share dividends, splits, combinations, recapitalizations and similar transactions) (“Series A Issue Price”) plus all accrued or declared but unpaid dividends thereon (the “Preference Amount”). If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of Series A Shares, then the available assets (or remaining assets) of the Company shall be distributed ratably to the holders of the Series A Shares in proportion to the amount each such holder would otherwise be entitled to receive. After the full Preference Amount on all outstanding Series A Shares has been paid, any remaining funds or assets of the Company legally available for distribution shall be distributed to the holders of the Ordinary Shares until US$29,000,000 has been distributed to the holders of Ordinary Shares. If the Company has insufficient assets remaining after payment of the Preference Amount in full to pay the US$29,000,000 amount in full to the holders of Ordinary Shares, then the available assets (or remaining assets) of the Company shall be distributed ratably to the holders of the Ordinary Shares in proportion to the amount each such holder would otherwise be entitled to receive. After the full Preference Amount on all outstanding Series A Shares has been paid, and the full US$29,000,000 amount has been paid to the holders of Ordinary Shares, then any remaining funds or assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Shares (on an as-converted basis) together with the holders of the Ordinary Shares and any other class or series of shares of the Company.

(2)	Except in connection with a transaction undertaken solely for the purpose of relocating the Company to another jurisdiction, in the event of (i) a sale, lease, conveyance, disposition of all or substantially all of the assets of the Company and any of the following companies established under the laws of the People’s Republic of China (the “PRC”), namely AutoNavi Software Co., Ltd. (“AutoNavi”), Shanghai AutoNavi Software Co., Ltd. , Beijing ADF Navigation Technology Co., Ltd. (“ADF”), Beijing Mapabc Co., Ltd. , and Beijing Zhongke Puhui Technology Development Co., Ltd. (together the “PRC Companies” and each, a “PRC Company”), taken as a group, or (ii) a consolidation, merger, reorganization or other business combination of the Company and the PRC Companies (taken as a group) with or into any other company or companies in which the existing members or shareholders of the Company and the PRC Companies (taken as a group), immediately prior to the consummation of such consolidation, merger or business combination (each transaction referred to in the foregoing items (i) and (ii) a “Deemed Liquidation Event”) do not retain a majority of the voting power in the surviving company (a “Deemed Liquidation Event”), unless otherwise agreed by the holders of a majority of the Series A Shares then outstanding, the Company shall, to the extent legally entitled to do so, pay the amount received on such sale, lease, disposition or consolidation in either the same form of consideration received by the Company or in cash, as the Company may determine, whether such payment is in the form of a dividend or other legally permissible form to the members of the Company as follows:

(i)	up to the Preference Amount that would be payable to the holders of the Series A Shares pursuant to Clause 1.1(b)(1) above in the circumstances set forth therein pro rata to the holders of all outstanding Series A Shares;

(ii)	the remainder (after payment in accordance with Clause 1.1(b)(2)(i) above), if any, up to US$29,000,000 pro rata to the holders of all outstanding Ordinary Shares; and

(iii)	the remainder (after payment in accordance with Clause 1.1(b)(2)(ii) above) to the holders of all outstanding Series A Shares, Ordinary Shares and other class or series of shares of the Company on a pro rata basis, based on the number of Ordinary Shares then held by each such holder on an as-converted basis.

(3)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, including without limitation a Deemed Liquidation Event as described in Clause 1.1(b)(2) above, the value of the assets to be distributed to the holder of Series A Shares and Ordinary Shares shall be the fair market value, as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, which decision shall include the affirmative vote or consent of at least one (1) director appointed by the holders of Series A Preference Shares). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange or market, the value shall be deemed to be the average of the security’s closing prices on such exchange or market over the thirty (30) day ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, which decision shall include the affirmative vote or consent of at least one (1) director appointed by the holders of Series A Preference Shares).

(4)	The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in paragraphs (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, which decision shall include the affirmative vote or consent of at least one (1) director appointed by the holders of Series A Preference Shares).

(c)	Conversion Rights. Unless converted earlier pursuant to Clause 1.1(d) below, each holder of the Series A Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Series A Shares held by such holder into Ordinary Shares at any time. The conversion rate for the Series A Shares shall be determined by dividing the Series A Issue Price for each of the Series A Shares by the Series A Conversion Price, as adjusted in accordance with the provisions hereof.

The conversion price for each of the Series A Shares, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as “Series A Conversion Price”. The initial Series A Conversion Price for each of the Series A Shares shall be its Series A Issue Price.

(d)	Automatic Conversion. The Series A Shares shall automatically be converted into Ordinary Shares, at the then applicable Series A Conversion Price upon the earlier of (i) the date specified by written consent or agreement of the holders of at least two-thirds (2/3) of the Series A Shares then outstanding, and (ii) the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or in a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange with gross proceeds to the Company of at least US$50,000,000 (a “Qualified Public Offering”). In the event of an automatic conversion of the Series A Shares upon a Qualified Public Offering, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Shares shall not be deemed to have converted such Series A Shares until immediately prior to the closing of such Qualified Public Offering.

(e)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series A Shares. In lieu of any fractional shares to which any holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price. Before any holder of the Series A Shares shall be entitled to convert the same into full Ordinary Shares and to receive share certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the relevant Series A Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a cheque payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. The directors may effect conversion in any manner permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Series A Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

(f)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, then in addition to such other remedies as shall be available to the holder of such Series A Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(g)	Adjustments to Series A Conversion Price.

(1)	Special Definitions. For purposes of this Clause 1.1(g), the following definitions shall apply:

(i)	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares and/or Convertible Securities.

(ii)	“Original Issue Date” shall mean the date on which the first Series A Preference Share was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series A Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Clause 1.1(g)(3) below, deemed to be issued) by the Company after the Original Issue Date, other than:

(A)	Ordinary Shares issued upon conversion of the Series A Shares authorized herein;

(B)	up to 14,400,000 (or such greater number as may be approved by the Board) Ordinary Shares (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company pursuant to share option, purchase or other incentive plans approved by the Board, and any other Ordinary Shares held by officers, directors, employees, and consultants which are repurchased at cost subsequent to the Original Issue Date;

(C)	any securities issued as a dividend or distribution or in connection with any share split, reorganization or similar transaction, including any event for which adjustment is made pursuant to Clause 1.1(g)(6) or (g)(7) hereof;

(D)	any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, directly or indirectly, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such issuances shall be approved by the Board;

(E)	any securities issued to any entity with which the Company has business relationships for the purposes of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services, or (iii) other arrangements involving corporate partners that are primarily for purposes other than equity financing, the terms of which business relationships shall have been approved by the Board;

(F)	pursuant to a Qualified Public Offering or in any other public offering prior to or in connection with which all outstanding Series A Preference Shares will be converted to Ordinary Shares; and

(G)	any securities issued pursuant to any equipment lease financings or bank credit arrangements, the terms of which shall have been approved by the Board.

(2)	No Adjustment to Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share of such Additional Ordinary Shares would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be.

In the event of any deemed issuance of Additional Ordinary Shares pursuant to the preceding paragraph:

(i)	no further adjustment to the Series A Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange;

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(C)	no readjustment pursuant to paragraphs (ii) or (iii) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(D)	in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in paragraph (iii) above.

(4)	Issuance of Additional Ordinary Shares below Series A Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Clause 1.1(g)(3) above) at a subscription price per Ordinary Share (on an as-converted basis) less than the Series A Conversion Price (as adjusted from time to time) in effect immediately prior to such issuance, the Series A Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) to be determined as set forth below. The mathematical formula for determining the adjusted Series A Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

NCP = OCP * (OB + (MI/OCP))/(OB + SI)

WHERE:

NCP = newly adjusted Series A Conversion Price

OCP = old Series A Conversion Price

OB = the aggregate number of outstanding Ordinary Shares immediately prior to the issuance or sale of such Additional Ordinary Shares

MI = the total consideration received for the issuance of such Additional Ordinary Shares

SI = the number of Additional Ordinary Shares issued or sold

The newly adjusted Series A Conversion Price shall be the amount equal to the price determined by multiplying the old Series A Conversion Price by a fraction:

(i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the issuance of the Additional Ordinary Shares would purchase at the old Series A Conversion Price; and

(ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued;

provided that for the purposes of all calculations pursuant to this Clause 1.1(g)(4), all Ordinary Shares issuable upon conversion of outstanding Series A Shares and outstanding Convertible Securities or exercise of outstanding Options (excluding Options issued pursuant to the Company’s share option, purchase and other incentive plans approved by the Board) shall be deemed to be outstanding.

4a	One-time Series A Conversion Price Adjustment based on 2006 Net Revenue. If the 2006 Net Revenue (as defined below) is determined to be less than RMB 176,000,000, then upon the delivery by the Company of the Company’s audited consolidated financial statements for the fiscal year ending on December 31, 2006 (the “2006 Accounts”) prepared by a “Big 4” accounting firm in accordance with United States generally accepted accounting principles, the Series A Conversion Price shall be adjusted as of December 31, 2006 by multiplying the Series A Conversion Price in effect immediately before the adjustment by a fraction as represented by the following mathematical formula:

AP = OP * (2006 Net Revenue / 8 * 5.18 + NM + 14,400,000) / (PMV + NM +14,400,000)

WHERE:

AP = adjusted Series A Conversion Price

OP = old Series A Conversion Price immediately before the adjustment

PMV = the pre-money valuation of the Company of USD 114,000,000

2006 Net Revenue = the net revenues of the Company (consolidated together with each of the other Group Companies, excluding ADF) for the fiscal year ending December 31, 2006, as determined in the course of preparing the 2006 Accounts; provided that if the 2006 Net Revenue is determined to be less than RMB 146,000,000, then the 2006 Net Revenue shall be deemed to equal RMB 146,000,000; provided, further, that for purposes of calculating the 2006 Net Revenue, the revenues recognized from the (Authorized) Technology Development Contract entered into between AutoNavi and ADF, dated December 28, 2004, shall be RMB 27,000,000

NM = the new money as represented by the proceeds of the sale of Series A Preference Shares of the Company of USD30,000,000

Any adjustment to the Series A Conversion Price made pursuant to this Clause l.l(g)(4a) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Series A Conversion Price pursuant to this Clause 1.1. For the avoidance of doubt, should the 2006 Accounts be delivered by the Company after the completion of the Qualified Public Offering, the adjustment set forth in this Clause 1.1(g)(4a) shall not apply.

(5)	Determination of Consideration. For purposes of this Clause 1.1(g), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in paragraph (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in paragraphs (A) and (B) above, as determined in good faith by the Board.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Clause 1.1(g)(3) above, relating to Options and Convertible Securities, shall be determined by dividing:

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.

(6)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(7)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Series A Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Clause 1.1(g) with respect to the rights of the holders of the Series A Shares.

(8)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series A Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A Shares immediately before that change, all subject to further adjustment as provided herein.

(9)	No Impairment. As far as may be permissible by law, the Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Clause 1.1(g).

(10)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Clause 1.1(g), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Shares.

(11)	Miscellaneous.

(i)

All calculations under this Clause 1.1(g) shall be made to the nearest one hundredth ( 1/100) of a cent or to the nearest one hundredth ( 1/100) of a share, as the case may be, unless otherwise set forth herein.

(ii)	The holders of at least a majority of the outstanding Series A Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Clause 1.1(g), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Series A Shares, provided, however, that the rights set forth in this paragraph shall not apply in the event at least one (1) director appointed by the holders of Series A Preference Shares votes in favour of or consents to such determination of fair value.

(iii)	No adjustment in the Series A Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such Series A Conversion Price.

(h)	Voting Rights. Each Series A Preference Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The Series A Shares shall generally vote together with the Ordinary Shares and not as a separate class, except as provided in paragraph (i) below or as expressly provided herein and in the Articles of the Company.

(i)	Protective Provisions.

In addition to such other limitations as may be provided herein or in the Articles of the Company or in the Act, the following acts of the Company, whether by operation of a merger, consolidation, reorganization or otherwise, shall require a resolution of members which shall include the prior written approval of the holder(s) of at least a majority of the then outstanding Series A Shares:

(i)	any material adverse amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares;

(ii)	any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Series A Shares in any aspects including without limitation dividend rights, redemption rights and/or liquidation rights;

(iii)	any increase or decrease of the authorized number of Ordinary Shares or Series A Shares of the Company;

(iv)	any repurchase or redemption of any equity securities of the Company other than pursuant to contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services or pursuant to a contractual right of first refusal held by the Company;

(v)	any amendment of the Memorandum and Articles or other charter documents of the Company;

(vi)	any merger or consolidation of the Company with or into any other business entity in which the shareholders of the Company immediately prior to such merger or consolidation will hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity;

(vii)	the sale, lease, transfer or other disposition of all or substantially all of the Company’s assets;

(viii)	any increase or decrease of the authorized number of the board members of the Company;

(ix)	the liquidation, dissolution or winding up of the Company;

(x)	the declaration or payment of a dividend or other distribution on Ordinary Shares or Series A Shares or any class of shares of the Company;

(xi)	the incurrence of any indebtedness in excess of US$1,000,000 in any single transaction (excluding inter-company funding amongst the Company and the PRC Companies, provided that such inter-company funding does not result in any material adverse effect on the Company and the PRC Companies taken as a whole), except in the ordinary course of business;

(xii)	the purchase of any real property valued in excess of US$1,000,000 in any single transaction;

(xiii)	the engagement in any transaction or series of transactions that is not in the ordinary course of business or the engagement in business acquisitions for which the aggregate value exceeds US$750,000, except for any transaction specified in subsection (xii) above;

(xiv)	approval of the annual budget of the Company;

(xv)	appointment, reappointment and removal of auditors of the Company;

(xvi)	any loan or advance to any employee, officer or director, except advances and similar expenditures in the ordinary course of business or under the terms of a share option, purchase or other incentive plan approved by the Board of Directors of the Company;

(xvii)	any increase of the number of shares of the Company reserved under the Company’s share option, purchase or other incentive plan;

(xviii)	any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the Series A Preference Shares;

(xix)	any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Act) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(xx)	any material loan or advance to, or own any share or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(xxi)	guarantee any indebtedness except for trade accounts of the Company arising in the ordinary course of business;

(xxii)	change in the principal business of the Company;

(xxiii)	sale, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business;

(xxiv)	any increase of the registered capital of each PRC Company or sale or transfer of any equity interest in each PRC Company; or

(xxv)	any issuance of equity or equity-like securities of each PRC Company.

1.2	REDEMPTION

(j)	At any time commencing on the fourth (4th) anniversary of the Series A Original Issue Date (the “Maturity Date”) and subject to the Act, if requested in writing by holders of a majority of the Series A Shares then outstanding, the Company shall redeem per such holders’ request, out of funds legally available therefor, all of the outstanding Series A Shares in three (3) equal annual installments pursuant to the provisions below at a redemption price per Series A Preference Share (the “Redemption Price”) equal to the Series A Issue Price plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers and the similar transactions.

(k)

A notice of redemption (“Redemption Notice”) by the holders of a majority of the Series A Shares then outstanding shall be given by hand or by international overnight delivery service to the registered office of the Company at any time on or after the date falling sixty (60) calendar days before the Maturity Date stating the date on which the first annual installment redemption of one third ( 1/3rd) of then outstanding Series A Shares is to take place (“Redemption Start Date”), provided, however, that the Redemption Start Date shall be no earlier than the Maturity Date or the date sixty (60) calendar days after such notice is given, whichever is later. The second and third equal annual installment redemptions of the remaining Series A Shares are to take place on the first and second anniversary dates of the Redemption Start Date, respectively (each a “Subsequent Redemption Date”).

(1)	If on the Redemption Start Date or any Subsequent Redemption Date, the number of Series A Shares that may then be legally redeemed by the Company is less than the number of all Series A Shares to be redeemed, then (i) the number of Series A Shares redeemed on such date shall be based ratably on all Series A Shares to be redeemed, and (ii) the remaining Series A Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(m)	Before any holder of Series A Shares shall be entitled to receive the Redemption Price under the provisions of this Clause 1.2, such holder shall surrender his or her certificate or certificates representing such Series A Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed as provided in Clause 1.2(c) above, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Series A Shares to be redeemed, all dividends on such Series A Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the applicable Redemption Date), without interest, shall cease and terminate and such Series A Shares shall cease to be issued shares of the Company.

(n)	If the Company fails (for any reason other than the failure of any holder of Series A Shares to take any action or do anything required by such holder in connection with the redemption of such holder’s shares) to redeem any Series A Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(o)	To the extent permitted by law, upon and following receipt of any Redemption Notice delivered in accordance with the terms of Clause 1.2(b) above, the Company shall use commercially reasonable efforts to procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to the Company by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make the redemption of Series A Preference Shares required to be made pursuant to this Clause 1.2 and the Redemption Notice.

2.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

THE COMPANIES LAW (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

AutoNavi Holdings Limited

PRELIMINARY AND INTERPRETATION

1.	In these ARTICLES Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith: -.

“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.

“The Auditors” means the persons for the time being performing the duties of auditors of the Company.

“The Company” means the above named Company.

“Debenture” means debenture stock, mortgages, bonds and any other such securities; of the Company whether constituting a charge on the assets of the Company or not.

“The Directors” means the directors for the time being of the Company. “Dividend” includes bonus.

“Exempt Company” means a company registered as an exempted company under Part VH of the Statute.

“Member” shall bear the meaning ascribed to it in Section 37 of the Statute.

“Month” means calendar month.

“The Registered Office” means the registered office for the time being of the Company.

“Paid-up” means paid-up and/or credited as paid-up.

“Seal” means the common seal of the Company and includes every official seal.

“Secretary” includes the Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Special Resolution” has the same meaning as in the Statute.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Written” and “In Writing” include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice-versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATE FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates shall be under seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorize signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of ten dollars (US$10.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7.	The Company shall maintain a register of its members and every person whose name is entered as a member in the register of members and has paid for such shares in full shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share to be registered by the Company shall be in writing and shall be executed by or on behalf of the Transferor. The Transferor shall be deemed to remain the holder of a share until the name of the Transferee is entered in the register in respect thereof,

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefore. If the Directors refuse to register a transfer they shall notify the Transferee within two months of such refusal.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES AND PURCHASE OF SHARES

11(a).	Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they may, or at the option of the Company may, be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by special resolution determine.

11(b).	Subject to Clause 6 of the Memorandum of Association, the Board of Directors may exercise all the powers of the Company to purchase all or any part of its own shares in accordance with the Statute. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

VARIATION OF RIGHTS OF SHARES

12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one (1) person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.	The rights conferred upon the holders of the shares of any class issued with preference or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

16.	The Company shall have a first and paramount Hen and charge on all shares (whether fully paid-up or not) registered in the name of a member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such member or his estate, either alone or jointly with any other person, whether a member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s Hen (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

17.	The Company may sell, in such manner as the Directors think Fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the Hen exists is presently payable, not until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

20. (a)	The Directors may from time to time make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall exceed one-fourth of the nominal value of the share or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

22.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

24. (a)	The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent (7%) per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

25. (a)	If a member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

26.	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares,

27.	A certificate in writing under the hand of one Director and the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

28.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

29.	The Company shall be entitled to charge a fee not exceeding ten dollars (US$10.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

30.	In case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

31. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

32.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

33. (a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restriction to the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing” of the resolution have not been taken or agreed to be taken by any person.

All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, Hens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(b)	Subject to the provisions of the Statute the Company may by special resolution change its name or alter its objects.

(c)	Subject to the provisions of the Statute the Company may by special resolution reduce its share capital, any capital redemption reserve fund, or any share premium account.

(d)	Subject to the provisions of the Statute the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

34.	For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Directors of the Company may provide that the register of members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of members shall be so closed for the purpose of determining members entitled to notice of or to vote at a meeting of members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of members.

35.	In lieu of or apart from closing the register of members, the Directors may fix in advance a date as the record date for any such determination of members entitled to notice of or to vote at a meeting of the members and for the purpose of determining the members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.	If the register of members is not so closed and no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members or members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of members. When a determination of members entitled to vote at any meeting of members has been made as provided in this section, such determination shall apply to any adjournment thereof

GENERAL MEETING

37. (a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its Annual General Meeting and shall specify the meeting as such in the notices calling it. The Annual General Meeting shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is an exempt company it may but shall not be obliged to hold an Annual General Meeting.

38. (a)	The Directors may whenever they think fit, and they shall on the requisition of members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

39.	At least five days notice shall be given of an Annual General Meeting or any other general meeting. Every notice shall be exclusive of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given, be deemed to have been duly called if it is so agreed:

(a)	in the case of a general meeting called as an Annual General Meeting by all the members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value or in the case of shares without nominal or par value seventy five per cent (75%) of the shares in issue, or their proxies.

40.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

41.	No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two (2) members present in person or by proxy shall be quorum provided always that if the Company has one shareholder of record the quorum shall be that one (1) member present in person or by proxy.

42.	Subject and without prejudice to any provisions of the Statute, a resolution in writing (in one or more counterparts) signed by all members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

43.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the members present shall be a quorum.

44.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

46.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other member present in person or by proxy.

48.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

49.	The demand for a poll may be withdrawn.

50.	Except as provided in Article 52, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

52.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

53.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member of record present in person or by proxy at a general meeting shall have one vote and on a poll every member of record present in person or by proxy shall have one vote for each share held.

54.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

55.	A member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

56.	No member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting or unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

57.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

58.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

59.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointer or of his attorney duly authorized in writing, or, if the appointer is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a member of the Company.

60.	The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointer that the instrument of proxy duly signed is in the course of transmission to the Company.

61.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand to join or concur in demanding a poll.

62.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63.	Any corporation which is a member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual member of record of the Company.

64.	Shares of its own stock belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

65.	There shall be a Board of Directors consisting of not less than one or more than ten persons (exclusive of Alternate directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by the subscribers of the Memorandum of Association or a majority of them.

66.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or combination partly of one such method and partly the other.

67.	The directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

68.	A Director or Alternate Director may hold any other office or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

69.	A Director or Alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a director or Alternate Director.

70.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

71.	A Director or Alternate Director of the Company may be or become a Director or other Officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or Alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or Officer of, or from his interest in, such other company.

72.	No person shall be disqualified from the office of Director or Alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or Alternate Director shall be in any way interested be or be liable to be avoided nor shall any Director or Alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his Alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or Alternate director in any such contract or transaction shall be disclosed by him or the Alternate Director appointed by him at or prior to its consideration and any vote thereon.

73.	A general notice that a Director or Alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 72 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

74.	Subject to the exception contained in Article 82, a Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any person to be an Alternate Director to act in his stead and such appointee whilst he holds office as an Alternate Director shall, in the event of absence therefrom of his appointer, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointer, any other act or thing which his appointer is permitted or required to do by virtue of his being a Director as if the Alternate Director were the appointer, other than appointment of an Alternate to himself, and he shall ipso facto vacate office if and when his appointer ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

75.	The business of the Company shall be managed by the directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

76.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

77.	The directors shall cause Minutes to be made in books provided for the purpose:

(a)	of all appointments of Officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an Alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of Committees of Directors.

79.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

80.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

81. (a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the two next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the member for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

MANAGING DIRECTORS

82.	The Directors may, from time to time, appoint one or more of their body to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no Alternate Director appointed by him can act in his stead as a Director or Managing Director.

83.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

84.	Except as otherwise provided by these Articles, the directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and Alternate Directors present at a meeting at which there is a quorum, the vote of an Alternate Director not being counted if his appointer be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

85.	A Director or Alternate Director may, and the Secretary on the requisition of a director or Alternate Director shall, at any time summon a meeting of the Directors by at least five days’ notice in writing to every Director and Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their Alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of directors.

86.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be two, a Director and his appointed Alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an Alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the director appointing him is not present.

87.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for die purpose of increasing the number of directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

88.	The directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

89.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointers) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

91.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an Alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or Alternate Director as the case may be.

92.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an Alternate Director being entitled to sign such resolution on behalf of his appointer) shall be as valid and as effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

93. (a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 59-62 shall mutatis mutandis apply to the appointment of proxies by the Directors.

VACATION OF OFFICE OF DIRECTOR

94.	The office of Director shall be vacated:

(a)	If he gives notice in writing to the Company that he resigns the office of Director;

(b)	If he absents himself (without being represented by proxy or an Alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	If he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	If he is found a lunatic or becomes of unsound mind.

95.	The Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

96.	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of Alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

RIGHT TO ABSTAIN

97.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken but on which matter he abstained from voting shall not be presumed to have assented or dissented to the action taken unless his assent or dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting a the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SEAL

98.	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

PROVIDED THAT the Company may have for use in any territory district or place not situate in the Cayman Islands, an official seal which shall be a facsimile of the Common Seal of the Company with the addition on its face of the name of every territory district or place where it is to be used.

PROVIDED FURTHER THAT a Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

99.	The Company may have a President, a Secretary or Treasurer appointed by the Directors who may also from time to time appoint such other Officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDEND AND RESERVE

100.	Subject to the Statute, the Directors may from time to time declare dividends on shares of the Company outstanding and authorize payment of the same out of the funds of the Company and may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

101.	The Directors may, before declaring any dividends, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

102.	No dividend shall be payable except out of the profits of the Company, realized or unrealized.

103.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, if dividends are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

104.	The Directors may deduct from any dividend payable to any member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

105.	The Directors may declare that any dividend be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.	Any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of members, or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

107.	No dividend shall bear interest against the Company.

CAPITALIZATION

108.	The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid, hi such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the members concerned). The Directors may authorize any person to enter on behalf of all of the members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

109.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

110.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

111.	The Directors shall from time to time cause to be prepared and to be laid before the Company in general meeting such reports and accounts as may be required by law.

AUDIT

112.	The Company may at any Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the next Annual General Meeting and may fix his or their remuneration.

113.	The Directors may before the first Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the first Annual General Meeting unless previously removed by an ordinary resolution of the members in general meeting in which case the members at that meeting may appoint Auditors.

114.	The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act.

NOTICES

115.	Notices shall be in writing and may be given by the Company to any member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

116.	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

117.	Where a notice is sent by cable, telex, or telecopy, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

118.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of members in respect of the share, or, if there is no register, to the joint holder first named on the share certificate.

119.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120.	Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)	every person shown as a member in the register of members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member of record where the member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

121.	If the Company shall be wound up the Liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Statute, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The Liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the Liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

122.	If the Company shall be wound up, and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if, in a winding up of the Company, assets available for distribution amongst the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

123.	The Directors, Auditors and Officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful default and no such Director, Auditor, Officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, Auditor, Officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful default of such Director, Auditor, Officer or trustee.

FISCAL YEAR

124.	The Fiscal Year of the company shall begin on the date of incorporation of the Company and the anniversary date thereof in each year ending the day prior to the anniversary date in each year unless the Directors prescribe some other period therefor.

AMENDMENTS OF ARTICLES

125.	Subject to the Statute, the Company may at any time and from time to time by special resolution alter or amend these Articles in whole or in part.

BEARER SHARES

126.	The Company shall have no power to issue shares in Bearer form.

DATED this

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

N.D. Nominees Ltd By its duly authorised officer	P.O. Box 61, Grand Cayman	Nominee Company

N.S. Nominees Ltd By its duly authorised officer	P.O. Box 61, Grand Cayman	Nominee Company

Witness to the above signatures

M Harris, c/oBox61GT